UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2026

SEADRILL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-39327	98-1834031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 Equity Dr., Ste. 150,

Houston, Texas, United States of America 77041

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +1 (713) 329-1150

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.01 per share	SDRL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2026, the Board of Directors (the “Board”) of Seadrill Limited (the “Company”) appointed Samir Ali as President and Chief Executive Officer, replacing Simon Johnson effective immediately.

Mr. Ali, age 40, has served as Executive Vice President, Chief Commercial Officer of the Company since August 2022. Prior to joining the Company, Mr. Ali was with Diamond Offshore for eight years, most recently serving as VP Investor Relations and Corporate Development. He previously held roles as both a debt and equity investment portfolio manager at Bain Capital and as an investment banker at Simmons & Company.

There are no arrangements or understandings between Mr. Ali and any other person pursuant to which he was selected to serve as President and Chief Executive Officer. There are also no family relationships between Mr. Ali and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Mr. Ali does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Ali’s promotion, his annual base salary was increased to $750,000, effective from the date of his promotion. He will also have the opportunity to earn an annual bonus for 2026 under the Company’s short term incentive plan in a target amount equal to 110% of his base salary if company-wide performance goals established under the plan for 2026 are satisfied at the target level, and in a maximum amount equal to two times the target amount if the company-wide performance goals are satisfied at the maximum level (subject to upward or downward adjustment by up to 20% based on individual performance). In addition, Mr. Ali received an annual long-term incentive award under the Company’s long term incentive plan with an aggregate grant date value of $3,500,000, which was granted 60% in the form of performance-vested restricted stock units (“PRSUs”) and 40% in the form of time-vested restricted stock units (“TRSUs”). The vesting terms of the PRSUs and TRSUs are substantially consistent with those of awards granted in prior years, except that the 60% portion of the PRSUs that is subject to total shareholder return goals is capped at the target amount if absolute total shareholder return is negative.

Mr. Ali is party to an employment agreement with the Company, which will be amended to reflect his promotion and his new base salary and target annual bonus. The amendment will also modify the severance payable under the agreement by increasing to (a) 24 months the period over which his base salary and subsidized COBRA will be payable if his employment is terminated by the Company without cause or by him for good reason at any time other than within 24 months after a change in control, and (b) three times the sum of his base salary, target annual bonus and annual subsidized COBRA that will be payable in a lump sum if the termination occurs within 24 months after a change in control.

The Company expects to enter into a separation agreement with Mr. Johnson, pursuant to which the Company will provide to Mr. Johnson the termination without cause severance benefits to which he is entitled under the terms of his existing employment agreement and equity award agreements as a result of his separation, as described in the Company’s Proxy Statement filed with the United States Securities and Exchange Commission on March 25, 2025.

Item 7.01 Regulation FD Disclosure.

On March 12, 2026, the Company issued a press release announcing the leadership changes described above under Item 5.02. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified in such filing as being incorporated by reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

99.1	Press release of Seadrill Limited, dated March 12, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEADRILL LIMITED
Date: March 18, 2026

	By:	/s/ Grant Creed
	Name:	Grant Creed
	Title:	Chief Financial Officer